SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 8)*

Silicon Storage Technology, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

827057 10 0

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 9 pages

CUSIP No. 827057 10 0	13G	Page 2 of 9 Pages

1)	Names of Reporting Persons Bing Yeh
2)	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☑
3)	SEC USE ONLY
4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5) Sole Voting Power 212,500
6) Shared Voting Power 10,618,000
7) Sole Dispositive Power 212,500
8) Shared Dispositive Power 10,618,000

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,830,500**
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) Not applicable.	☐
11)	Percent of Class Represented by Amount in Row 9 11.3%
12)	Type of Reporting Person (see instructions) IN

CUSIP No. 827057 10 0	13G	Page 3 of 9 Pages

1)	Names of Reporting Persons Deborah Yeon-May Yeh
2)	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☑
3)	SEC USE ONLY
4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5) Sole Voting Power 0
6) Shared Voting Power 10,618,000
7) Sole Dispositive Power 0
8) Shared Dispositive Power 10,618,000

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 10,618,000**
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) Not applicable.	☐
11)	Percent of Class Represented by Amount in Row 9 11.1%
12)	Type of Reporting Person (see instructions) IN

CUSIP No. 827057 10 0	13G	Page 4 of 9 Pages

1)	Names of Reporting Persons Golden Eagle Capital L.P.
2)	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☑
3)	SEC USE ONLY
4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5) Sole Voting Power 0
6) Shared Voting Power 7,579,837
7) Sole Dispositive Power 0
8) Shared Dispositive Power 7,579,837

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 7,579,837
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) Not applicable.	☐
11)	Percent of Class Represented by Amount in Row 9 7.9%
12)	Type of Reporting Person (see instructions) PN

CUSIP No. 827057 10 0	13G	Page 5 of 9 Pages

1)	Names of Reporting Persons Yeh Family Trust U/T/D dated August 14, 1995
2)	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☑
3)	SEC USE ONLY
4)	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5) Sole Voting Power 0
6) Shared Voting Power 3,038,163
7) Sole Dispositive Power 0
8) Shared Dispositive Power 3,038,163

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,038,163
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) Not applicable.	☐
11)	Percent of Class Represented by Amount in Row 9 3.2%
12)	Type of Reporting Person (see instructions) OO

Item 1(a)	Name of Issuer:

Silicon Storage Technology, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

1171 Sonora Court

Sunnyvale, CA 94086

Item 2(a)	Name of Person Filing:

Bing Yeh

Deborah Yeon-May Yeh

Golden Eagle Capital L.P.

Yeh Family Trust U/T/D dated August 14, 1995

Item 2(b)	Address of Principal Business Office or, if none, Residence:

1171 Sonora Court

Sunnyvale, CA 94086

Item 2(c)	Citizenship:

Bing Yeh	United States
Deborah Yeon-May Yeh	United States
Golden Eagle Capital L.P.	California
Yeh Family Trust U/T/D dated August 14, 1995	California

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP Number:

827057 10 0

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned:

Bing Yeh	10,830,500	**
Deborah Yeon-May Yeh	10,618,000	**
Golden Eagle Capital L.P.	7,579,837	**
Yeh Family Trust U/T/D dated August 14, 1995	3,038,163	**

(b)	Percent of Class:

Bing Yeh	11.3%
Deborah Yeon-May Yeh	11.1%
Golden Eagle Capital L.P.	7.9%
Yeh Family Trust U/T/D dated August 14, 1995	3.2%

(c)	Number of shares as to which the person has:

(a)	Sole power to vote or to direct the vote

Bing Yeh	212,500
Deborah Yeon-May Yeh	0
Golden Eagle Capital L.P.	0
Yeh Family Trust U/T/D dated August 14, 1995	0

(b)	Shared power to vote or to direct the vote

Bing Yeh	10,618,000	**
Deborah Yeon-May Yeh	10,618,000	**
Golden Eagle Capital L.P.	7,579,837	**
Yeh Family Trust U/T/D dated August 14, 1995	3,038,163	**

(c)	Sole power to dispose or to direct the disposition of

Bing Yeh	212,500
Deborah Yeon-May Yeh	0
Golden Eagle Capital L.P.	0
Yeh Family Trust U/T/D dated August 14, 1995	0

(d)	Shared power to dispose or to direct the disposition of

Bing Yeh	10,618,000	**
Deborah Yeon-May Yeh	10,618,000	**
Golden Eagle Capital L.P.	7,579,837	**
Yeh Family Trust U/T/D dated August 14, 1995	3,038,163	**

**	By virtue of their status as trustees of the Yeh Family Trust U/T/D dated August 14, 1995 and general partners of Golden Eagle Capital L.P., each of Bing Yeh and Deborah Yeon-May Yeh may be deemed to have beneficial ownership of the 3,038,163 and 7,579,837 shares held by the trust and partnership, respectively. Mr. and Mrs. Yeh disclaim beneficial ownership of the shares held by the partnership except to the extent of their pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

Not applicable.

(b)	The following certification shall be included if the statement is filed pursuant to §240.13d–1(b)(1)(ii)(J), or if the statement is filed pursuant to §240.13d–1(b)(1)(ii)(K) and a member of the group is a non-U.S. institution eligible to file pursuant to §240.13d–1(b)(1)(ii)(J):

Not applicable.

(c)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
Date

/s/ Bing Yeh
Bing Yeh

/s/ Deborah Yeon-May Yeh
Deborah Yeon-May Yeh

GOLDEN EAGLE CAPITAL, L.P.

By:	/s/ Bing Yeh
Bing Yeh, General Partner

By:	/s/ Deborah Yeon-May Yeh
Deborah Yeon-May Yeh, General Partner

YEH FAMILY TRUST U/T/D DATED AUGUST 14, 1995

BY:	BING YEH AND DEBORAH YEON-MAY YEH, AS CO-TRUSTEES OF THE YEH FAMILY TRUST U/T/D DATED AUGUST 14, 1995

By:	/s/ Bing Yeh
Bing Yeh, Trustee

By:	/s/ Deborah Yeon-May Yeh
Deborah Yeon-May Yeh, Trustee